Exhibit 10.1

E-Mail & Federal Express Delivery

November 1, 2006

Mr. William Bock

44 Pascal Lane

Austin, TX  78746

Dear Bill:

This is a revision to your original offer letter dated October 26, 2006 and confirmation of your acceptance of the new terms herein.

We are pleased to offer you the position of Senior Vice President, Finance & Administration and Chief Financial Officer reporting to Necip Sayiner, Chief Executive Officer.  The additional terms of our offer of employment are as follows:

Offer

You will be paid a bi-weekly base salary of $11,538.47($300,000) annually (“Base Salary”), and you will be eligible to participate in the Company’s 2007 Bonus Plan, with an annual target payout of $300,000 (the “Bonus”).  The criteria for earning a Bonus will be set by the CEO and the Compensation Committee in accordance with the 2007 Bonus Plan.  All payments of Base Salary and Bonus will be made less all applicable deductions and authorized withholdings in accordance with the Company’s standard payroll practices.

Option Grant

You will be granted a nonstatutory stock option (the “Option”) to purchase 250,000 shares of Silicon Laboratories Inc. Common Stock (the “Option Shares”).  The Option will have an exercise price per share equal to the closing price as reported on the Nasdaq National Market on your start date.  The Option Shares will be subject to a five-year vesting schedule such that twenty percent of the Option Shares will vest on the first anniversary of your start date and the remaining Option Shares will vest monthly at a rate of 4,166 option shares per month thereafter, contingent upon your continued service as an employee, consultant or director of the Company, in each case, through such anniversary and the last day of each such month.  The Option will be subject to the terms and conditions of the attached Notice of Grant of Stock Option, Stock Option Agreement, Addendum to Stock Option Agreement and 2000 Stock Incentive Plan.

Restricted Stock Units

You will also be granted an award of 75,000 Restricted Stock Units (the “Award”).  The Award will vest in five annual installments at the rate of 20% of the Restricted Stock Units on each anniversary of your start date, contingent upon your continued service as an employee, consultant or director of the Company through each such date.  The Award will be subject to the terms and conditions of the attached Notice of Grant of Restricted Stock Units, Restricted Stock Units Agreement, Addendum to Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement and the 2000 Stock Incentive Plan.

4635 Boston Lane

Austin, Texas 78735

Phone (512) 416-8500

Fax (512) 416-9669

www.silabs.com

Benefits

The Company offers a competitive benefits/compensation package including Medical Insurance, Dental Insurance, Vision Care, Short Term Disability, Long Term Disability Life Insurance, and the 125 Cafeteria Plan for Medical and Dependent Care Reimbursements.  You will be eligible to participate in the Company’s 401(k) Plan.  The Company will match employee 401(k) contributions dollar-for-dollar to a maximum of $5,000 annually. You may also enroll in the Company’s employee stock purchase plan on the enrollment date following your start date and purchase Silicon Laboratories Inc. stock through a payroll deduction at a 15% discount.  You will receive three (3) weeks of paid vacation and 13 paid holidays.

Severance

In the event of your Involuntary Termination for any reason other than Misconduct, you will be eligible to receive a gross payment equal to your annual Base Salary plus a bonus payment (calculated by doubling the actual bonus amount earned by you under the then applicable Company Bonus Plan for the last two full fiscal quarters prior to your Involuntary Termination) (such Base Salary and bonus are collectively referred to herein as the “Severance Payment”), contingent upon your execution of an agreement in a form satisfactory to the Company containing a full general release of any and all potential claims against the Company and its affiliates and agents (generally in a substantially similar form as the attached).  Such Severance Payment shall be made less all applicable deductions and authorized withholdings and be paid in a lump sum within 30 days after the effective date of the release agreement.  In addition and similarly contingent upon execution of an appropriate release, for the time during which you are unemployed or not eligible for health insurance benefits from a new employer immediately following such Involuntary Termination for any reason other than Misconduct, but not to exceed one year following the “qualifying event” date as determined under COBRA, the Company will pay on your behalf the premium you would be required to pay to maintain COBRA coverage for you and your dependents.  In the event of your Misconduct, you shall repay any Severance Payment and COBRA coverage payments previously paid to you.

For purposes of this Agreement, an “Involuntary Termination” shall mean the involuntary termination of your employment by the Company or your voluntary resignation following (A) a change in your position with the Company (or parent or subsidiary employing you) which materially reduces your level of authority or responsibility, (B) a reduction in your level of cash compensation (including base salary and target bonus under any performance based bonus or incentive programs) by more than 15% unless pursuant to a reduction that is also applied to substantially all other executive officers of the Company, (C) a relocation of your place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected by the Company without your consent, or (D) a material breach by the Company of the terms of this letter.

For purposes of this Agreement, the term “Misconduct” shall mean (a) your commission of any act of fraud, embezzlement or dishonesty in any way related to your employment with the Company or that, in the reasonable opinion of the Board, adversely affects the Company’s prospects or reputation or your ability to perform your obligations or duties to the Company or any of its subsidiaries, (b) your unauthorized use or disclosure of confidential information or trade secrets of the Company (or any Parent or Subsidiary), (c) your indictment with respect to any crime that could, in the reasonable opinion of the Board, adversely affect the Company’s prospects or reputation or your ability to perform your obligations or duties to the Company or any of its subsidiaries, including without limitation any charges of securities fraud, insider trading, or money laundering, (d) any conviction of, or plea of guilty or no contest to, a felony, during your employment with the Company or with respect to an act occurring during your employment with the Company, (e) any intentional wrongdoing on your part, whether by omission or commission, which adversely affects the business or affairs of the Company (or any parent or subsidiary) in a material manner, or (f) any breach by you of any agreement between you and the Company, including this agreement or the New-Hire Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreements.

For purposes of this Agreement, a “Voluntary Termination” shall mean a voluntary termination that is not an Involuntary Termination.

The foregoing definitions of “Involuntary Termination” and “Misconduct” shall control over conflicting definitions for the same terms in the Notice of Grant of Stock Option, Stock Option Agreement, Addendum to Stock Option Agreement, Notice of Grant of Restricted Stock Units, Restricted Stock Units Agreement, Addendum to Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement, and 2000 Stock Incentive Plan.

The foregoing definitions shall not affect the Company’s right to terminate your employment at any time or for any reason.

Additional Conditions

•	As a condition of employment, you must sign the New-Hire Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreements on your start date. A copy is enclosed for your review.

•	As a condition of employment, you must also complete the enclosed Application for Employment and return it as indicated herein.

•

As a condition of employment, you are subject to receipt of a background check which is satisfactory to the Company. Please complete the enclosed Disclosure and Release form and return it as soon as possible.

This sets forth the entire agreement among the parties regarding the terms of your employment.  The terms of your employment may not be amended other than pursuant to a written agreement between you and the Company that has been approved by the Board of Directors.

Your anticipated start date is Wednesday, November 8, 2006.  We look forward to having you as a key member of the Silicon Labs leadership team.

Sincerely,

/s/ Diane M. Williams

Diane Marra Williams
Sr. Director, Human Resources

DMW:dc

Enclosures (2)

cc:  Necip Sayiner

/s/ William Bock	November 3, 2006
William Bock	Date: